News from...	DEARBORN BANCORP, INC.
22290 Michigan Avenue
Dearborn, Michigan 48124

Contact:	Michael J. Ross, President & CEO or Jeffrey Karafa, CFO at (313) 565-5700

DEARBORN BANCORP ANNOUNCES FIVE PERCENT STOCK DIVIDEND

     Dearborn, Michigan, November 19, 2003 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the holding company for Community Bank of Dearborn, has declared a stock dividend of one share of its common, non-assessable stock for each 20 shares owned by each stockholder of record as of the close of business December 5, 2003. The stock dividend will be distributed on December 19, 2003.

     If a stockholder is entitled to a fractional share, the fractional share will not be given and no cash payment will be made in lieu of the fractional share.

     John E. Demmer, Chairman of the Board, announced the stock dividend and said “We are happy to present our shareholders with this sixth consecutive semi-annual stock dividend. It is a reflection of our asset growth and increased earnings.”

Dearborn Bancorp, Inc. is a registered bank holding company whose subsidiary Community Bank of Dearborn has offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate and Auburn Hills in the state of Michigan. Dearborn Bancorp, Inc. common stock trades on the Nasdaq National Market under the symbol DEAR.

DEARBORN BANCORP ANNOUNCES PRICING AND SALE OF COMMON STOCK

     Dearborn Bancorp, Inc. (Nasdaq: DEAR) announced the sale by the Company of 1,265,000 shares of its common stock at $26.00 per share in a firm commitment underwritten offering lead managed by Oppenheimer & Co. Inc. and co-managed by Howe Barnes Investments, Inc. The underwriters have a 30 day option to purchase up to an additional 189,750 shares of common stock from the Company solely to cover over-allotments. The offering was priced on July 19, 2004. The offering is expected to close on or about July 23, 2004. The Company intends to use a portion of the net proceeds for the acquisition of the Bank of Washtenaw. The Company will use the remaining net proceeds to increase its capital position in anticipation of future growth, and for other general corporate purposes.

     This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, solicitation or sale will be made only by means of the final prospectus. Copies of the prospectus may be obtained by contacting: Oppenheimer & Co. Inc., 125 Broad Street, New York, New York 10004, Attention: Syndicate Department, Telephone (212) 668-8163.

     Dearborn Bancorp is a registered bank holding company whose subsidiary, Community Bank of Dearborn, has offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate and Auburn Hills, Michigan.

Contact:	Michael J. Ross, President & CEO or Jeffrey L. Karafa, CFO at (313) 565-5700